Exhibit 99.1

Yahoo Reports Third Quarter 2013 Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--October 15, 2013--Yahoo! Inc. (NASDAQ: YHOO) today reported results for the quarter ended September 30, 2013.

	Q3 2012	Q3 2013	Percent Change
GAAP revenue	$1,202 million	$1,139 million	(5)%
Revenue ex-TAC	$1,089 million	$1,081 million	(1)%
GAAP income from operations	$152 million	$93 million	(39)%
Non-GAAP income from operations	$238 million	$173 million	(27)%
GAAP net earnings per diluted share	$2.64	$0.28	(89)%
Non-GAAP net earnings per diluted share	$0.39	$0.34	(13)%

“I’m very pleased with our execution, especially as we’ve continued to invest in and strengthen our core business," said Yahoo CEO Marissa Mayer. "In Q3, we launched new user experiences across many of our digital daily habits -- Yahoo Screen, My Yahoo, Fantasy Sports, and more. Now with more than 800 million monthly users on Yahoo -- up 20 percent over the past 15 months -- we're achieving meaningful increases in user engagement and traffic.”

GAAP revenue was $1,139 million for the third quarter of 2013, a 5 percent decrease from the third quarter of 2012. Revenue excluding traffic acquisition costs (“revenue ex-TAC”) was $1,081 million for the third quarter of 2013, a 1 percent decrease compared to the third quarter of 2012.

Adjusted EBITDA for the third quarter of 2013 was $331 million, a 19 percent decrease compared to the same period of 2012.

GAAP income from operations was $93 million for the third quarter of 2013, a 39 percent decrease from the third quarter of 2012 (which reflected a restructuring charge of $25 million). Non-GAAP income from operations was $173 million for the third quarter of 2013, a 27 percent decrease from the third quarter of 2012.

GAAP net earnings for the third quarter of 2013 was $297 million, a 91 percent decrease compared to $3,160 million in the third quarter of 2012 (which included a net gain of $2.8 billion related to the sale of Alibaba Group shares). Non-GAAP net earnings for the third quarter of 2013 was $358 million, a 24 percent decrease from the same period of 2012.

GAAP net earnings per diluted share was $0.28 in the third quarter of 2013, compared to $2.64 in the third quarter of 2012. Non-GAAP net earnings per diluted share was $0.34 in the third quarter of 2013, compared to $0.39 in the third quarter of 2012.

Business Highlights

  Yahoo continued its product momentum in the third quarter, launching new experiences for users’ daily habits across desktop, mobile and tablets (including Yahoo Screen, Sports, Fantasy Sports, Movies, Music, TV, omg!, Games and Weather), as well as a new camera experience on Flickr for iPhone. The Company introduced a new My Yahoo, allowing users to personalize their homepage with a more modern design. Yahoo also rolled out a new logo to reflect the evolution of the Company’s products and experiences after more than 18 years without a major redesign.
  The Company continues to generate business opportunities through streamlined advertising seamlessly integrated with the content experience. In the third quarter, Yahoo expanded Yahoo Stream Ads across Mail and mobile media properties.
  Yahoo began offering more premium content through its partnerships with ABC News and NBC Sports, and launched its Fall Comedy Lineup including eight original web series, the Saturday Night Live clip archive and clips from Viacom's Comedy Central and MTV shows, including The Daily Show with Jon Stewart, The Colbert Report, and more.
  During the third quarter, Yahoo made eight acquisitions to strengthen its products, content offerings, core technology and talent, including Bignoggins, Qwiki, Xobni, Admovate, Ztelic, Lexity, Rockmelt and IQ Engines.
  Yahoo continued to invest in people, recruiting exceptional talent from around the world. The Company hired Ned Brody as Senior Vice President and Head of the Americas, and Dawn Airey as Senior Vice President and Head of EMEA. Yahoo also brought on New York Times journalist and editor Megan Liberman as Editor-in-Chief for Yahoo News. Jeff Bonforte, who joined Yahoo through the Company's acquisition of Xobni, was appointed as Senior Vice President of Communications Products; and Mike Kerns was named Senior Vice President of Homepage and Verticals.
  Yahoo also announced today that it has entered into an amendment to the share repurchase and preference sale agreement with Alibaba Group. The amendment reduces the maximum number of shares of Alibaba Group that Yahoo is required to sell in connection with a qualified initial public offering of Alibaba, from 261.5 million shares to 208 million shares.

Third Quarter 2013 Financial Highlights

Display:

  GAAP display revenue was $470 million for the third quarter of 2013, a 7 percent decrease compared to $506 million for the third quarter of 2012.
  Display revenue ex-TAC was $421 million for the third quarter of 2013, a 7 percent decrease compared to $452 million for the third quarter of 2012.
  The Number of Ads Sold (excluding Korea) increased approximately 1 percent compared to the third quarter of 2012.
  Price-per-Ad (excluding Korea) decreased approximately 7 percent compared to the third quarter of 2012.

Search:

  GAAP search revenue was $435 million for the third quarter of 2013, an 8 percent decrease compared to $473 million for the third quarter of 2012.
  Search revenue ex-TAC was $426 million for the third quarter of 2013, a 3 percent increase compared to $414 million for the third quarter of 2012.
  Paid Clicks (excluding Korea) increased approximately 21 percent compared to the third quarter of 2012.
  Price-per-Click (excluding Korea) decreased approximately 4 percent compared to the third quarter of 2012.

Cash Balance:

  Cash, cash equivalents, and investments in marketable securities were $3.2 billion as of September 30, 2013 compared to $6 billion as of December 31, 2012, a decrease of $2.8 billion.
  During the third quarter of 2013, Yahoo repurchased 59 million shares for $1,685 million and used a net $163 million for acquisitions.

"In Q3, we generated free cash flow of $249 million and returned an additional $1.7 billion to shareholders through buybacks," said Ken Goldman, CFO of Yahoo. "As we exit Q3, we are extremely pleased with the strength of our balance sheet, with nearly $3.2 billion in cash and securities, and we are well positioned with ample liquidity to fund our future investments for growth."

Live Stream

Yahoo will live stream a video broadcast of the Company's third quarter 2013 financial results at 2 p.m. Pacific Time/5 p.m. Eastern Time today. The live stream will be broadcast from Yahoo’s Sunnyvale studio and will be available exclusively on Yahoo Finance at http://finance.yahoo.com. The Company will provide its business outlook for the fourth quarter and full year during the presentation. Supplemental financial information can be accessed through the Company’s Investor Relations website at http://investor.yahoo.net. The video will be archived after the event at http://investor.yahoo.net and will be available for 90 days following the broadcast.

Non-GAAP Financial Measures

This press release and its attachments include the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (“SEC”): revenue ex-TAC; adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per share - diluted; and free cash flow.

Revenue ex-TAC is GAAP revenue less traffic acquisition costs. Adjusted EBITDA, non-GAAP income from operations, non-GAAP net earnings and non-GAAP net earnings per share - diluted, exclude from the most comparable GAAP financial measures certain gains, losses, and expenses that we do not believe are indicative of ongoing results, and exclude stock-based compensation expense. Adjusted EBITDA also excludes taxes, depreciation, amortization of intangible assets, other income, net (which includes interest), earnings in equity interests, and net income attributable to noncontrolling interests. Free cash flow is GAAP net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees.

These measures may be different than non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). Explanations of the Company’s non-GAAP financial measures and reconciliations of these financial measures to the GAAP financial measures the Company considers most comparable are included in the accompanying “Note to Unaudited Condensed Consolidated Financial Statements,” “Supplemental Financial Data and GAAP to Non-GAAP Reconciliations,” and “GAAP to Non-GAAP Reconciliations.”

About Yahoo

Yahoo is focused on making the world's daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo is headquartered in Sunnyvale, California, and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the Company's blog (yahoo.tumblr.com).

“Affiliates” refers to the third-party entities that have integrated Yahoo’s advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”).

“Alibaba Group” means Alibaba Group Holding Limited.

“Net earnings” means net income attributable to Yahoo! Inc., and “net earnings per diluted share” means net income attributable to Yahoo! Inc. common stockholders per share – diluted.

“Number of Ads Sold” is defined as the total number of display ad impressions for paying advertisers on Yahoo Properties.

“Paid Clicks” are defined as the total number of times an end-user clicks on a sponsored search listing on Yahoo Properties and Affiliate sites.

“Price-per-Ad” is defined as display revenue from Yahoo Properties divided by our Number of Ads Sold.

“Price-per-Click” is defined as search revenue divided by our Paid Clicks.

We periodically review and refine our methodologies for monitoring, gathering, and counting Number of Ads Sold and Paid Clicks, and for calculating Price-per-Ad and Price-per-Click. Commencing this quarter, the impressions and revenue associated with Yahoo’s new Stream Ad units are included in our display price and volume metrics (Number of Ads Sold and Price-per-Ad). Further, to provide metrics that are more consistent with our historical revenue trends, the revenue and volume associated with other display advertisements sold on a price-per-click basis have been excluded from our search price and volume metrics (and will continue to be excluded from our display price and volume metrics). Also, the Microsoft RPS guarantee has been excluded from the calculation of Price-per-Click. Prior period amounts have been revised to conform to the current presentation. Additional information about how “Number of Ads Sold,” “Paid Clicks,” “Price-per-Ad,” and “Price-per-Click” are defined and calculated is included under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which is on file with the SEC and available on the SEC's website at www.sec.gov. Due to the closure of the Korea business in the fourth quarter of 2012, “Number of Ads Sold”, “Paid Clicks”, “Price-per-Ad”, and “Price-per-Click,” as presented above, exclude the Korea market for all periods.

“Search Agreement” refers to the Search and Advertising Services and Sales Agreement between Yahoo and Microsoft Corporation, as amended.

“TAC” refers to traffic acquisition costs. TAC consists of payments to Affiliates and payments made to companies that direct consumer and business traffic to Yahoo Properties.

“Yahoo Properties” refers to the online properties and services that Yahoo provides to users.

This press release contains forward-looking statements concerning Yahoo's expected financial performance and Yahoo's strategic and operational plans (including, without limitation, the quotations from management). Risks and uncertainties may cause actual results to differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, acceptance by users of new products and services (including, without limitation, products and services for mobile devices and alternative platforms); Yahoo's ability to compete with new or existing competitors; reduction in spending by, or loss of, advertising customers; risks associated with the Search Agreement with Microsoft Corporation; risks related to Yahoo’s regulatory environment; Yahoo’s ability to protect its intellectual property and the value of its brands; adverse results in litigation; security breaches; interruptions or delays in the provision of Yahoo’s services; risks related to Yahoo's international operations; risks related to joint ventures and the integration of acquisitions; dependence on third parties for technology, services, content, and distribution; and general economic conditions. All information set forth in this press release and its attachments is as of October 15, 2013. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances. More information about potential factors that could affect the Company's business and financial results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which are on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Yahoo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which will be filed with the SEC in the fourth quarter of 2013.

Yahoo!, Flickr, omg!, Qwiki, Xobni, Lexity, Rockmelt, IQ Engines, and the Yahoo logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.

Yahoo! Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	September 30,
	2012	2013

ASSETS
Current assets:
Cash and cash equivalents	$2,667,778	$842,428
Short-term marketable securities	1,516,175	987,870
Accounts receivable, net	1,008,448	844,118
Prepaid expenses and other current assets	460,312	891,807
Total current assets	5,652,713	3,566,223

Long-term marketable securities	1,838,425	1,384,638
Alibaba Group Preference Shares	816,261	-
Property and equipment, net	1,685,845	1,536,362
Goodwill	3,826,749	4,704,859
Intangible assets, net	153,973	427,351
Other long-term assets	289,130	165,866
Investments in equity interests	2,840,157	3,120,450

Total assets	$17,103,253	$14,905,749

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$184,831	$123,042
Accrued expenses and other current liabilities	808,475	776,466
Deferred revenue	296,926	293,615
Total current liabilities	1,290,232	1,193,123

Long-term deferred revenue	407,560	295,970
Capital lease and other long-term liabilities	124,587	121,169
Deferred and other long-term tax liabilities, net	675,271	749,168
Total liabilities	2,497,650	2,359,430

Total Yahoo! Inc. stockholders' equity	14,560,200	12,494,111
Noncontrolling interests	45,403	52,208
Total equity	14,605,603	12,546,319

Total liabilities and equity	$17,103,253	$14,905,749

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013

Revenue	$1,201,732	$1,138,973	$3,640,759	$3,414,585

Operating expenses:
Cost of revenue - traffic acquisition costs	112,829	58,464	393,945	188,848
Cost of revenue - other	282,081	271,763	814,513	821,032
Sales and marketing	269,272	282,562	827,450	819,319
Product development	217,301	267,444	645,407	723,272
General and administrative	135,249	151,304	395,637	419,764
Amortization of intangibles	8,084	15,253	27,893	30,702
Restructuring charges (reversals), net	24,727	(576)	159,536	(4,060)
Total operating expenses	1,049,543	1,046,214	3,264,381	2,998,877

Income from operations	152,189	92,759	376,378	415,708

Other income, net	4,607,656	5,370	4,630,109	46,048

Income before income taxes and earnings in equity interests	4,759,845	98,129	5,006,487	461,756

Provision for income taxes	(1,774,094)	(31,891)	(1,857,036)	(111,894)
Earnings in equity interests	175,265	232,756	527,499	675,034

Net income	3,161,016	298,994	3,676,950	1,024,896

Less: Net income attributable to noncontrolling interests	(778)	(2,338)	(3,738)	(6,805)

Net income attributable to Yahoo! Inc.	$3,160,238	$296,656	$3,673,212	$1,018,091

Net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)	$2.64	$0.28	$3.02	$0.93

Shares used in per share calculation - diluted	1,195,085	1,041,698	1,214,430	1,081,495

Stock-based compensation expense by function:
Cost of revenue - other	$2,363	$2,608	$7,871	$9,215
Sales and marketing	19,876	29,175	59,954	68,995
Product development	17,050	28,702	54,329	57,502
General and administrative	22,077	20,241	44,749	57,755
Restructuring expense reversals, net	-	-	(3,429)	-

Supplemental Financial Data:
Revenue ex-TAC	$1,088,903	$1,080,509	$3,246,814	$3,225,737
Adjusted EBITDA	$407,793	$331,125	$1,189,815	$1,085,912
Free cash flow (2)	$920,424	$249,037	$1,209,637	$530,345

(1)

The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the nine months ended September 30, 2013.

(2)	The three and nine months ended September 30, 2012 include a payment of $550 million from Alibaba Group related to a technology and intellectual property license agreement.

Yahoo! Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,161,016	$298,994	$3,676,950	$1,024,896
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	146,483	127,356	401,022	412,646
Amortization of intangible assets	23,878	30,888	84,087	68,365
Stock-based compensation expense	61,366	80,726	163,474	193,467
Non-cash restructuring charges	1,824	-	40,462	547
Dividend income related to Alibaba Group Preference Shares	-	-	-	(35,726)
Dividends received from equity investees	-	-	83,648	135,058
Tax benefits from stock-based awards	(5,536)	24,169	(9,471)	33,894
Excess tax benefits from stock-based awards	(13,981)	(28,680)	(30,751)	(47,193)
Deferred income taxes	(872,814)	(46,984)	(891,288)	(74,981)
Earnings in equity interests	(175,265)	(232,756)	(527,499)	(675,034)
Gain related to sale of Alibaba Group shares	(4,603,322)	-	(4,603,322)	-
(Gain) loss from sale of investments, assets, and other, net	654	6,819	(18,308)	19,994
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	96,850	102,949	86,942	161,459
Prepaid expenses and other	30,041	20,936	41,059	(17,738)
Accounts payable	13,257	5,411	(22,457)	(54,343)
Accrued expenses and other liabilities	2,644,717	(53,051)	2,628,962	(183,706)
Deferred revenue	537,140	(38,767)	514,811	(114,085)
Net cash provided by operating activities (2)	1,046,308	298,010	1,618,321	847,520

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net	(139,865)	(77,653)	(355,787)	(229,310)
Purchases of marketable securities	(1,193,594)	(3,000)	(1,838,860)	(2,247,302)
Proceeds from sales of marketable securities	136,540	1,183,955	684,979	2,642,548
Proceeds from maturities of marketable securities	52,155	95,159	250,653	557,565
Proceeds related to the sale of Alibaba shares, net	6,247,728	-	6,247,728	-
Proceeds related to the redemption of Alibaba Group Preference Shares	-	-	-	800,000
Purchases of intangible assets	-	(238)	(3,088)	(2,290)
Proceeds from the sale of investments	-	-	26,132	-
Acquisitions, net of cash acquired	-	(163,072)	-	(1,187,229)
Other investing activities, net	-	(7,906)	(9,421)	(11,045)
Net cash provided by investing activities	5,102,964	1,027,245	5,002,336	322,937

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock, net	38,549	80,325	116,420	203,417
Repurchases of common stock	(190,372)	(1,685,293)	(716,379)	(3,113,118)
Excess tax benefits from stock-based awards	13,981	28,680	30,751	47,193
Tax withholdings related to net share settlements of restricted stock units	(9,603)	(55,040)	(48,097)	(106,177)
Proceeds from credit facility	-	150,000	-	150,000
Repayment of credit facility	-	(150,150)	-	(150,150)
Other financing activities, net	(1,297)	(2,935)	(3,519)	(5,713)
Net cash used in financing activities	(148,742)	(1,634,413)	(620,824)	(2,974,548)

Effect of exchange rate changes on cash and cash equivalents	20,601	9,363	(1,823)	(21,259)

Net change in cash and cash equivalents	6,021,131	(299,795)	5,998,010	(1,825,350)
Cash and cash equivalents, beginning of period	1,539,269	1,142,223	1,562,390	2,667,778

Cash and cash equivalents, end of period	$7,560,400	$842,428	$7,560,400	$842,428

(2)	The three and nine months ended September 30, 2012 include a payment of $550 million from Alibaba Group related to a technology and intellectual property license agreement.

Yahoo! Inc.
Note to Unaudited Condensed Consolidated Financial Statements

This press release and its attachments include the non-GAAP financial measures of revenue excluding traffic acquisition costs (“revenue ex-TAC”); adjusted EBITDA; non-GAAP income from operations; non-GAAP net earnings; non-GAAP net earnings per diluted share; and free cash flow, which are reconciled to revenue; net income attributable to Yahoo! Inc. (in the case of adjusted EBITDA and non-GAAP net earnings); income from operations; net income attributable to Yahoo! Inc. common stockholders per share – diluted; and net cash provided by operating activities, which we believe are the most comparable GAAP measures. We use these non-GAAP financial measures for internal managerial purposes and to facilitate period-to-period comparisons. We describe limitations specific to each non-GAAP financial measure below. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure or measures. Further, management uses non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, revenue, net income attributable to Yahoo! Inc., income from operations, net income attributable to Yahoo! Inc. common stockholders per share – diluted, and net cash provided by operating activities calculated in accordance with GAAP.

Revenue ex-TAC is a non-GAAP financial measure defined as GAAP revenue less TAC. TAC consists of payments made to third-party entities that have integrated our advertising offerings into their Websites or other offerings (those Websites and other offerings, “Affiliate sites”) and payments made to companies that direct consumer and business traffic to Yahoo’s online properties and services (“Yahoo Properties”). Based on the terms of the Search Agreement with Microsoft, Microsoft retains a revenue share of 12 percent of the net (after TAC) search revenue generated on Yahoo Properties and Affiliate sites in transitioned markets. Yahoo reports the net revenue it receives under the Search Agreement as revenue and no longer presents the associated TAC. Accordingly, for transitioned markets Yahoo reports GAAP revenue associated with the Search Agreement on a net (after TAC) basis rather than a gross basis. For markets that have not yet transitioned, revenue continues to be recorded on a gross basis, and TAC is recorded as a part of operating expenses. We present revenue ex-TAC to provide investors a metric used by the Company for evaluation and decision-making purposes during the Microsoft transition and to provide investors with comparable revenue numbers when comparing periods preceding, during and following the transition period. A limitation of revenue ex-TAC is that it is a measure which we have defined for internal and investor purposes that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry who have similar business arrangements but address the impact of TAC differently. Management compensates for these limitations by also relying on the comparable GAAP financial measures of revenue and total operating expenses, which includes TAC in non-transitioned markets.

Adjusted EBITDA is defined as net income attributable to Yahoo! Inc. before taxes, depreciation, amortization of intangible assets, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results. Yahoo presents adjusted EBITDA because the exclusion of certain gains, losses, and expenses facilitates comparisons of the operating performance of our Company on a period to period basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. These limitations include: adjusted EBITDA does not reflect tax payments and such payments reflect a reduction in cash available to us; adjusted EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our businesses; adjusted EBITDA does not include stock-based compensation expense related to the Company’s workforce; adjusted EBITDA also excludes other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and other gains, losses, and expenses that we do not believe are indicative of our ongoing results, and these items may represent a reduction or increase in cash available to us; and adjusted EBITDA is a measure that may be unique to the Company, and therefore it may not enhance the comparability of our results to other companies in our industry. Management compensates for these limitations by also relying on the comparable GAAP financial measure of net income attributable to Yahoo! Inc., which includes taxes, depreciation, amortization, stock-based compensation expense, other income, net (which includes interest), earnings in equity interests, net income attributable to noncontrolling interests and the other gains, losses and expenses that are excluded from adjusted EBITDA.

Non-GAAP income from operations is defined as income from operations excluding certain gains, losses, and expenses that we do not believe are indicative of our ongoing operating results and further adjusted to exclude stock-based compensation expense. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on income from operations. We consider non-GAAP income from operations to be a profitability measure which facilitates the forecasting of our operating results for future periods and allows for the comparison of our results to historical periods. A limitation of non-GAAP income from operations is that it does not include all items that impact our income from operations for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of income from operations which includes the gains, losses, and expenses that are excluded from non-GAAP income from operations.

Non-GAAP net earnings is defined as net income attributable to Yahoo! Inc. excluding certain gains, losses, expenses, and their related tax effects that we do not believe are indicative of our ongoing results and further adjusted to exclude stock-based compensation expense and its related tax effects. Because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation expense enhances the ability of management and investors to understand the impact of stock-based compensation expense on net income and net income per share. We consider non-GAAP net earnings and non-GAAP net earnings per diluted share to be profitability measures which facilitate the forecasting of our results for future periods and allow for the comparison of our results to historical periods. A limitation of non-GAAP net earnings and non-GAAP net earnings per diluted share is that they do not include all items that impact our net income and net income per diluted share for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measures of net income attributable to Yahoo! Inc. and net income attributable to Yahoo! Inc. common stockholders per share - diluted, both of which include the gains, losses, expenses and related tax effects that are excluded from non-GAAP net earnings and non-GAAP net earnings per diluted share.

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities (adjusted to include excess tax benefits from stock-based awards), less acquisition of property and equipment, net and dividends received from equity investees. We consider free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by the business after the acquisition of property and equipment, which can then be used for strategic opportunities including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for this limitation by also relying on the net change in cash and cash equivalents as presented in the Company’s unaudited condensed consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

Yahoo! Inc.
Supplemental Financial Data and GAAP to Non-GAAP Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2013	2012	2013
Revenue for groups of similar services:
Display	$506,002	$469,932	$1,552,191	$1,396,745
Search	472,537	435,192	1,403,903	1,278,081
Other	223,193	233,849	684,665	739,759
Total revenue	$1,201,732	$1,138,973	$3,640,759	$3,414,585

Revenue excluding traffic acquisition costs ("revenue ex-TAC") for groups of similar services:
GAAP display revenue	$506,002	$469,932	$1,552,191	$1,396,745
TAC associated with display revenue	(54,361)	(48,617)	(173,339)	(150,274)
Display revenue ex-TAC	$451,641	$421,315	$1,378,852	$1,246,471

GAAP search revenue	$472,537	$435,192	$1,403,903	$1,278,081
TAC associated with search revenue for non-transitioned markets	(58,468)	(9,100)	(220,606)	(40,088)
Search revenue ex-TAC	$414,069	$426,092	$1,183,297	$1,237,993

Other GAAP revenue	$223,193	$233,849	$684,665	$739,759
TAC associated with other GAAP revenue	-	(747)	-	1,514
Other revenue ex-TAC	$223,193	$233,102	$684,665	$741,273

Revenue ex-TAC:
GAAP revenue	$1,201,732	$1,138,973	$3,640,759	$3,414,585
TAC	(112,829)	(58,464)	(393,945)	(188,848)
Revenue ex-TAC	$1,088,903	$1,080,509	$3,246,814	$3,225,737

Revenue ex-TAC by segment:
Americas:
GAAP revenue	$843,731	$850,935	$2,501,515	$2,521,667
TAC	(41,289)	(36,435)	(130,154)	(111,077)
Revenue ex-TAC	$802,442	$814,500	$2,371,361	$2,410,590

EMEA:
GAAP revenue	$96,473	$89,156	$358,534	$281,367
TAC	(17,399)	(9,929)	(97,248)	(32,837)
Revenue ex-TAC	$79,074	$79,227	$261,286	$248,530

Asia Pacific:
GAAP revenue	$261,528	$198,882	$780,710	$611,551
TAC	(54,141)	(12,100)	(166,543)	(44,934)
Revenue ex-TAC	$207,387	$186,782	$614,167	$566,617

Total revenue ex-TAC	$1,088,903	$1,080,509	$3,246,814	$3,225,737

Direct costs by segment (3):
Americas	$189,345	$171,285	$550,080	$513,677
EMEA	39,167	39,922	120,665	119,766
Asia Pacific	56,329	47,583	164,068	152,264
Global operating costs (4)	396,269	490,594	1,228,686	1,354,118
Restructuring charges (reversals), net	24,727	(576)	159,536	(4,060)
Depreciation and amortization	169,511	158,216	480,498	480,797
Stock-based compensation expense	61,366	80,726	166,903	193,467
Income from operations	$152,189	$92,759	$376,378	$415,708

Reconciliation of net income attributable to Yahoo! Inc. to adjusted EBITDA:
Net income attributable to Yahoo! Inc.	$3,160,238	$296,656	$3,673,212	$1,018,091
Deal costs related to the sale of Alibaba Group shares	-	-	6,500	-
Depreciation and amortization	169,511	158,216	480,498	480,797
Stock-based compensation expense	61,366	80,726	166,903	193,467
Restructuring charges (reversals), net	24,727	(576)	159,536	(4,060)
Other income, net	(4,607,656)	(5,370)	(4,630,109)	(46,048)
Provision for income taxes	1,774,094	31,891	1,857,036	111,894
Earnings in equity interests	(175,265)	(232,756)	(527,499)	(675,034)
Net income attributable to noncontrolling interests	778	2,338	3,738	6,805
Adjusted EBITDA	$407,793	$331,125	$1,189,815	$1,085,912

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$1,046,308	$298,010	$1,618,321	$847,520
Acquisition of property and equipment, net	(139,865)	(77,653)	(355,787)	(229,310)
Dividends received from equity investees	-	-	(83,648)	(135,058)
Excess tax benefits from stock-based awards	13,981	28,680	30,751	47,193
Free cash flow (2)	$920,424	$249,037	$1,209,637	$530,345

(2)	The three and nine months ended September 30, 2012 include a payment of $550 million from Alibaba Group related to a technology and intellectual property license agreement.
(3)

Direct costs for each segment include cost of revenue (excluding TAC) and other operating expenses that are directly attributable to the segment such as employee compensation expense (excluding stock-based compensation expense), local sales and marketing expenses, and facilities expenses.

(4)

Global operating costs include product development, service engineering and operations, general and administrative, and other corporate expenses that are managed on a global basis and that are not directly attributable to any particular segment.

Yahoo! Inc.
GAAP to Non-GAAP Reconciliations
(in thousands, except per share amounts)

		Three Months Ended
		September 30,
		2012	2013

GAAP income from operations		$152,189	$92,759

(a)	Restructuring charges (reversals), net	24,727	(576)

(b)	Stock-based compensation expense	61,366	80,726

Non-GAAP income from operations (5)		$238,282	$172,909

GAAP net income attributable to Yahoo! Inc.		$3,160,238	$296,656

(a)	Restructuring charges (reversals), net	24,727	(576)

(b)	Stock-based compensation expense	61,366	80,726

(c)	Gain related to sale of Alibaba Group shares	(4,603,322)	-

(d)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (c) above for the three months ended September 30, 2012 and 2013	1,827,093	(18,354)
Non-GAAP net earnings (6)		$470,102	$358,452

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted		$2.64	$0.28

Non-GAAP net earnings per share - diluted (6)		$0.39	$0.34

Shares used in per share calculation - diluted		1,195,085	1,041,698

		Nine Months Ended
		September 30,
		2012	2013

GAAP income from operations		$376,378	$415,708

(a)	Restructuring charges (reversals), net	159,536	(4,060)

(b)	Stock-based compensation expense	166,903	193,467

(c)	Deal costs related to the sale of Alibaba Group shares	6,500	-

Non-GAAP income from operations (5)		$709,317	$605,115

GAAP net income attributable to Yahoo! Inc.		$3,673,212	$1,018,091

(a)	Restructuring charges (reversals), net	159,536	(4,060)

(b)	Stock-based compensation expense	166,903	193,467

(c)	Deal costs related to the sale of Alibaba Group shares	6,500	-

(d)	Gain related to sale of Alibaba Group shares	(4,603,322)	-

(e)	To adjust the provision for income taxes to exclude the tax impact of items (a) through (d) above for the nine months ended September 30, 2012 and 2013	1,763,437	(42,995)

Non-GAAP net earnings (6)		$1,166,266	$1,164,503

GAAP net income attributable to Yahoo! Inc. common stockholders per share - diluted (1)		$3.02	$0.93

Non-GAAP net earnings per share - diluted (1) (6)		$0.96	$1.07

Shares used in per share calculation - diluted		1,214,430	1,081,495

(1)

The impact of outstanding stock awards of entities in which the Company holds equity interests that are accounted for using the equity method reduced the Company's diluted earnings per share by $0.01 for the nine months ended September 30, 2013.

(5)	Commencing in 2013, non-GAAP income from operations excludes stock-based compensation expense. Prior period amounts have been revised to conform to the current presentation.
(6)

Commencing in 2013, non-GAAP net earnings and non-GAAP net earnings per share - diluted exclude stock-based compensation expense and its related tax effects. Prior period amounts have been revised to conform to the current presentation.

CONTACTS:
Media Relations Contact:
Yahoo! Inc.
Sara Gorman, 408-349-4040
media@yahoo-inc.com
or
Investor Relations Contact:
Yahoo! Inc.
Joon Huh, 408-349-3382
investorrelations@yahoo-inc.com